 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2013

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-53853	80-0182193
State of Incorporation	Commission File Number	IRS Employer Identification No.

2 N. Cascade Ave, Suite 1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

_______________________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 1.02 Entry into a Material Definitive Agreement; Termination of a Material Definitive Agreement

On September 23, 2013, Smokin Concepts Development Corporation and its subsidiaries (the “Company”) amended the Franchise Agreement (“FA”) with SH Franchising & Licensing LLC (the “Franchisor”).  The amendment to the FA resulted in a substantial reduction in the royalty fees for the Company’s Denver restaurant to be paid to the Franchisor beginning January 1, 2014. The reduced rate is 2.5% of gross sales, subject to a monthly floor of $5,000.

The Company, at the same time, terminated the Area Developer Agreement (“ADA”) with the Franchisor for the exclusive rights for the first 10 cities identified in the ADA, subject to customary conditions and exceptions, and for the ownership and operation of up to 30 Southern Hospitality restaurants in the United States. The Company originally paid $300,000 for the franchise license costs for ten planned restaurants. As a result of the termination of the ADA, the anticipated impairment to the intangible asset on the Company’s financials to be reported in the third quarter 2013 is $250,000 as the value is not recoverable.  Any new potential locations will be reviewed with the Franchisor on a case by case basis.

The amendment of the FA and termination of the ADA also included complete releases between the Company and the Franchisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of September 2013.

Smokin Concepts Development Corporation

By:	/s/ Robert B. Mudd
Robert B. Mudd
Interim CEO and Interim CFO